CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Appointment of New Independent Director

5th March 2004 – Guernsey — CanArgo Energy Corporation (OSE: CNR, OTCBB: GUSH.OB) today announced the appointment of C. Michael Ayre as an independent Director on the Board of CanArgo.

Mr Ayre is currently Managing Director of Mees Pierson Reads, a trust management and financial advisory company. He was previously employed from 1983 to 1987 in the London office of Touche Ross & Co (now Deloitte & Touche) and the Guernsey office from 1981 to 1983 of Peat Marwick Mitchell (now KPMG). Mr Ayre is a member of the Chartered Association of Certified Accountants and the Chartered Institute of Taxation. He was formerly a non-executive director of Woolwich Guernsey Limited and is currently a non-executive director of the Guernsey subsidiaries of Unigestion, a Swiss fund management group. Mr Ayre is an independent Director in accordance with the requirements of the Securities and Exchange Commission and the Oslo Stock Exchange. Mr Ayre will also take over as Chairman of CanArgo’s Audit Committee.

Dr David Robson, Chairman of CanArgo commented: “I am extremely pleased to have Michael join us as an independent non-executive Director and as Chairman of the Audit Committee. Michael’s experience and expertise in accounting and finance will be of great benefit to the company and particularly with regard to the Audit Committee. Michael’s appointment means that we now satisfy the requirements of the American Stock Exchange (AMEX) for three independent Directors on the Audit Committee, and satisfy the requirements of the US Securities and Exchange Commission (SEC) and the Sarbanes-Oxley Act with regard to having an independent “Financial Expert” on the Board. This appointment demonstrates how seriously CanArgo takes its responsibilities for good corporate governance, and should assist in our application to AMEX.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond
Tel: +44 1481 729 980     Mobile: +44 7740 576 139 (info@canargo.com)